Exhibit 99.1

Riot Blockchain to Acquire Majority Interest in TESS, a Blockchain Development Company

Strategic Investment Provides Riot Blockchain with Added Blockchain Development Expertise and Reflects Second Investment in Blockchain Portfolio

CASTLE ROCK, Colo., Oct. 17, 2017 — Riot Blockchain Inc. (Nasdaq: BIOP) (the “Company”) today announced it has entered into a definitive purchase agreement to acquire a 52% ownership interest in Tess Inc. (“TESS”).  TESS, based in Toronto, Ontario, has a team of seven engaged in developing a blockchain-based payment service for wholesale telecom carriers. The purchase reflects Riot Blockchain’s efforts to own or control companies who are contributing to the development of the blockchain ecosystem. The transaction is anticipated to close on or before October 19, 2017.

“Riot Blockchain is committed to building and supporting the blockchain ecosystem,” said Michael Beeghley, CEO of Riot Blockchain. “The telecom payment platform of TESS is a prime example of how blockchain-based technologies can be leveraged to disrupt established industries. I believe that Riot Blockchain is poised to take advantage of this revolution in digital transactions as we see increasing adoption of blockchain protocols in our everyday lives.”

TESS is a technology company whose current business is focused on developing a guaranteed payment system using a blockchain-based escrow service for wholesale telecom carriers. Immutable blockchain terms and protocols guarantee payment and provide an alternative to the traditionally written legal agreements where it is difficult to assess financial risk profiles. The TESS platform will provide a flexible and transparent ledger that is recorded securely on a blockchain.

Jeff Mason, CEO of TESS, stated, “Our affiliation with Riot Blockchain will give us better access to the capital markets in the United States, as well as the availability of additional senior management resources, all in aid of our ambitious business plans around blockchain.”

Blockchain protocols offer a secure way to store and relay information without the need for middlemen. It uses a decentralized and encrypted ledger that offers a secure, efficient, verifiable, and permanent way of storing records and other information. Blockchain protocols are the backbone of numerous digital cryptocurrencies including Bitcoin, Ethereum and Litecoin. They have a wide range of potential applications including use in processing transactions, managing medical records, recording votes and proof of ownership across a far-reaching spectrum of applications.

About Riot Blockchain

Riot Blockchain Inc. (formerly Bioptix, Inc.) leverages its expertise and network to build and support blockchain technology companies. It is establishing an Advisory Board with technical experience intending to become a leading authority and supporter of blockchain, while providing investment exposure to the rapidly growing blockchain ecosystem. For more information, visit http://www.riotblockchain.com/.

The company continues to maintain its existing Bioptix business segments and its royalty license stemming from its Exclusive License Agreement with Ceva Santé Animale S.A. ("Licensee"), providing an exclusive worldwide royalty-bearing license, until December 31, 2028, to develop, seek regulatory approval for and offer to sell, market, distribute, import and export luteinizing hormone ("LH") and/or follicle-stimulating hormone ("FSH") products for cattle, equine and swine for the assistance and facilitation of reproduction.

About TESS

TESS is a blockchain company developing a payments ecosystem for component and sub-component supply chain settlements (payments). A dramatic transition will occur from the present state wherein payments down a supply chain are essentially manual (triggered by a manger or trusted party) to a blockchain protocol that mandates simultaneous payment of all component and sub-component suppliers when the primary party makes a payment into the chain. Using TESS Smart Contracts a payment from the primary party in the chain will be automatically apportioned to all other eligible parties in the chain concomitant with payment by the primary party. The creditworthy financial condition of the primary party will facilitate lender involvement in the supply chain under the security afforded by the TESS Smart Contract.  The first TESS smart contracts payment system will be tailored to the needs of the international telecommunications industry in respect of cross border telephone calls. For more information, visit http://tesspay.io/.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Media Contacts
Karen Chase or Travis Kruse
Russo Partners, LLC
(646) 942-5627
(212) 845-4272
karen.chase@russopartnersllc.com
travis.kruse@russopartnersllc.com